Exhibit 10.23

ENGILITY HOLDINGS, INC.

2012 LONG TERM PERFORMANCE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between Engility Holdings, Inc., a Delaware corporation (the “Corporation”), and the Participant (as defined below). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Engility Holdings, Inc. 2012 Long Term Performance Plan (the “Plan”). The Plan provides for the grant of Performance Shares to key employees of the Corporation or its Affiliates as approved by the Committee. In exercise of its discretion under the Plan, the Committee has determined that the Participant should receive a Performance-Based Award of Restricted Stock subject to the terms and restrictions set forth herein under the Plan and, accordingly, the Corporation and the Participant hereby agree as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a) “Cause” means the Participant’s: (i) intentional failure to perform reasonably assigned duties, which failure the Participant does not cure within fifteen days of the Corporation providing written notice of such failure; (ii) personal dishonesty or willful misconduct in the performance of duties; (iii) breach of fiduciary duties to the Corporation involving personal profit; (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or (iv) any act by a Participant involving fraud, any breach by Participant of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or any willful or grossly negligent act by the Participant resulting in an investigation by the Securities and Exchange Commission, which, in the case of (iv) above, the Board reasonably determines materially adversely affects the Corporation or the Participant’s ability to perform his or her duties to the Corporation. For purposes of this definition, an act, or failure to act, on Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the action or omission was in the best interest of the Corporation. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.

(b) “Good Reason” means any of the following actions, without the Participant’s express prior written approval: (i) any material reduction in base salary, annual cash incentive opportunity or long-term incentive opportunity, (ii) subject to the terms and conditions of the applicable plan(s), any failure by the Corporation to continue to provide employee benefits to the Participant that are substantially similar in the aggregate to those afforded to persons of comparable title and position of the Corporation or applicable Subsidiary (for this purpose employee benefits shall mean retirement, fringe and welfare benefits); (iii) any material adverse change in the Participant’s duties or responsibilities; (iv) any relocation of the Participant’s principal place of business of 50 miles or more, provided that such relocation also increases the Participant’s commute by at least 25 miles; or (v) any failure to pay amounts earned by the Participant within ten (10) days after the date such compensation is due. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.

(c) “Grant Date” shall mean                                         .

(d) “Participant” shall mean [EMPLOYEE NAME].

(e) “Performance Shares” shall mean the Performance-Based Award of Shares of Restricted Stock subject to the terms and restrictions set forth herein, as further described on Exhibit A.

(f) “Subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(g) “Successor” means the entity surviving a Change in Control transaction involving the Corporation or Engility Corporation, and includes any entity of which such survivor is a Subsidiary and any entity which acquires all or substantially all of the assets of the Corporation.

(h) “Target Shares” shall mean [# of Shares] Performance Shares, which represents the target number of shares of Stock that may vest and be released to the Participant pursuant to this Award. The actual number of Performance Shares granted hereunder that will vest pursuant to this Award shall be determined in accordance with Exhibit A hereof.

2. Grant. The Corporation hereby grants an Award of the Performance Shares to the Participant as set forth on Exhibit A. The Award will be subject to the terms, conditions and restrictions set forth in the Plan and this Agreement.

3. Restricted Period. Except as otherwise provided in paragraphs 6 and 7 hereof, the “Restricted Period” shall mean the period beginning on the Grant Date and expiring on the third anniversary of the Grant Date, or, if later, the date on which the Committee provides the certification set forth in (a) below, but only if (a) and to the extent the Corporation has achieved the performance targets set forth on Exhibit A (and the other terms and conditions set forth therein have been met) as certified by the Committee, and (b) the Participant has remained in service with the Corporation or any of its Affiliates continuously until that date.

4. Stock Issuance. During the Restricted Period, the maximum number of Performance Shares issuable pursuant to this Agreement shall be held by a custodian in book entry form with restrictions on such shares duly noted. No earlier than the day following the day on which the Restricted Period ends, subject to the Corporation’s right to require payment of any taxes in accordance with Section 5(f) of the Plan and paragraph 13 hereof, the restrictions shall be removed from the requisite number of any Performance Shares (as provided by Exhibit A) that are held in book entry form and such shares thereafter shall be released as unrestricted Stock. Notwithstanding the foregoing, Exhibit A sets forth the extent to which the Corporation may elect, in its sole discretion, to substitute any Performance Shares otherwise vested and released to Participant upon the expiration of the Restricted Period related thereto with an amount of cash equal to the Fair Market Value of the Stock that would otherwise have been vested and released to Participant on such date, less applicable withholding taxes.

5. Restrictions on Transfer During Restricted Period. Until the Restricted Period has expired or terminated, the Performance Shares shall not be sold, assigned, transferred, pledged, hypothecated, loaned, or otherwise disposed of, except that the Performance Shares may be transferred, subject to the terms and conditions hereof, by will or by the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this paragraph 5 shall be null and void.

6. Change in Control During Restricted Period. Upon the occurrence of a Change in Control,

(a) In the event the entity surviving the Change in Control (the “Successor”) assumes the Award granted hereby, (i) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (ii) the number of Performance Shares that shall be eligible to vest shall be (A) the Target Shares, if less than one-half of the Performance Period applicable to the Corporation has elapsed prior to the effective date of the Change in Control, or (B) the actual number of Performance Shares that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period applicable to the Corporation has elapsed prior to the effective date of the Change in Control, (iii) the Restricted Period will end on the third anniversary of the Grant Date, and (iv) notwithstanding paragraph 7 below, in the event the Participant’s employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Participant or as a result of the death, “disability” or “qualifying retirement” of Participant (each as defined in paragraph 7 below), prior to the expiration of the Restricted Period, the number of Performance Shares otherwise eligible to vest pursuant to this paragraph shall immediately vest and be released to the Participant upon the Participant’s termination of employment.

(b) In the event the Successor does not assume the Award granted hereby, the Restricted Period shall end with respect to a number of Performance Shares equal to (i) the Target Shares, if less than one-half of the Performance Period applicable to the Corporation has elapsed prior to the effective date of the Change in Control, or (ii) the actual number of Performance Shares that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period applicable to the Corporation has elapsed prior to the effective date of the Change in Control, and the appropriate number of Performance Shares shall be vested and released in accordance with paragraph 4.

For purposes of determining the performance with respect to any shortened Performance Period pursuant to paragraph 6(a)(ii)(B) or paragraph 6(b)(ii) above, the following modifications shall be made to the components of the Performance Goals:

(A) The TSR Rank shall be determined as provided on Exhibit A, except that the trading volume weighted average price for the 30-day period ending on the last day of the shortened Performance Period shall be replaced with the price per share to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share as reported on the NYSE for the last trading day of the shortened Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Corporation) paid to stockholders during the shortened Performance Period.

(B) The Revenue CAGR for the Corporation and the Corporation Peer Group shall be determined by reference to the applicable financial statements as filed with the SEC for the each of the applicable fiscal quarters during the shortened Performance Period and ending with or prior to the end of the Performance Period; provided that only fiscal quarters for which financial information has been filed with the SEC shall be considered by the Committee.

(C) The Committee shall make any other appropriate adjustments to the performance targets, performance periods and the determination of actual performance to enable it to make appropriate comparisons with the Corporation Peer Group and otherwise to carry out the intent of this paragraph 6.

7. Termination of Employment During Restricted Period.

(a) In the event that the Participant’s employment with the Corporation and its Subsidiaries is terminated (other than by reason of death, “qualifying retirement” or “disability,” as defined below) prior to the expiration or termination of the Restricted Period and prior to the occurrence of a Change in Control, the Participant the Participant shall forfeit the Performance Shares and all of the Participant’s rights hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan). The Participant’s rights to the Performance Shares shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee or other applicable service provider, within the discretion of the Committee, of the Corporation or any of its Subsidiaries.

(b) In the event the Participant terminates employment with the Corporation and its Subsidiaries because of “qualifying retirement” after the first anniversary of the Grant Date and prior to the expiration or termination of the Restricted Period and the occurrence of a Change in Control, the provisions of paragraph 7(a) shall not apply and the number of Performance Shares earned and vested hereunder shall be determined as of the end of the Performance Period in accordance with Exhibit A as if Participant’s employment had continued through the end of the Restricted Period. The applicable number of Performance Shares earned and vested shall be released in accordance with paragraph 4 following the certification by the Committee of the achievement of the performance targets in accordance with paragraph 3 and Exhibit A. For purposes of this Agreement, “qualifying retirement” means the Participant (A) terminates employment with the Corporation and its Subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination) more than one year after the Grant Date, (B) is available for consultation with the Corporation or any of its Subsidiaries at the reasonable request of the Corporation or one of its Subsidiaries and (C) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Corporation and its Subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(c) If the Participant’s employment with the Corporation and its Subsidiaries is terminated because of death or “disability” prior to the expiration or termination of the Restricted Period and prior to the occurrence of a Change in Control, the provisions of paragraph 7(a) shall not apply and the Restricted Period shall end with respect to a number of Performance Shares equal to the Target Shares, and the appropriate number of Performance Shares shall be vested and released in accordance with paragraph 4. For purposes of this Agreement, “disability” means the Participant, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Corporation or a Subsidiary in which the Participant is eligible to participate.

(d) Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement shall be determined by the Committee or (with respect to any employee other than an “Executive Officer” as defined under the Plan) its designee (who, at the date of this Agreement, shall be the Corporation’s Vice President of Human Resources), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment.

8. Dividends. If the Corporation pays a cash dividend on its common stock, the Participant shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the maximum number of Performance Shares issuable pursuant to this Agreement as of the record date for the dividend. The Corporation shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Corporation to evidence the aggregate cash dividend equivalents accrued by the Participant from time to time under this paragraph. No interest shall accrue on any amounts reflected in the Dividend Account. The Participant’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Corporation. Subject to, and as promptly as practicable following, the vesting and release of the Stock pursuant to paragraph 4 hereunder, the Corporation shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Participant (or his or her transferee(s) who are issued the Stock pursuant to paragraph 4 hereunder) equal to the aggregate cash dividend equivalents accrued in the Participant’s Dividend Account with respect to the vested Stock released to the Participant and the Participant’s Dividend Account shall be eliminated at that time. In the event that the Participant forfeits his or her rights to all or any portion of the Performance Shares, the Participant also shall be deemed to have forfeited his or her rights to any cash dividend equivalents accrued in the Participant’s Dividend Account with respect to such forfeited shares and the Participant’s Dividend Account shall be eliminated at that time.

9. No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its Subsidiaries, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

10. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Corporation may require the Participant to return shares of Stock (or the value of such Stock when originally released to Participant), dividends paid from the Dividend Account and any other amount required by law to be returned, in the event that such repayment is required in order to comply with the Corporation’s clawback policy as then in effect or any laws or regulations relating to restatements of the Corporation’s publicly-reported financial results.

11. Adjustments Upon Change in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-offs, stock dividend or similar capital adjustment, as a result of which shares of any class shall be issued in respect of outstanding shares of the Corporation’s Common Stock or shares of Corporation’s Common Stock shall be changed into a different number of shares or into another class or classes or into other property or cash, the number of Performance Shares shall be adjusted to reflect such event so as to preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Corporation’s Common Stock (whether in the form of cash or other property).

12. General Restrictions. Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to transfer the Stock as contemplated by this agreement unless and until such transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Corporation’s shares are listed for trading.

13. Tax Withholding. Upon the expiration or termination of the Restricted Period, the Participant shall remit to the Corporation the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (“Withholding Taxes”) as a condition to the Corporation’s issuance of any Stock as provided in paragraph 4. The payment shall be in cash, unless otherwise provided by the Corporation to allow (i) the delivery of shares of Stock, (ii) a reduction in the number of shares of Stock otherwise deliverable upon vesting or other amounts otherwise payable to the Participant pursuant to this Agreement, or (iii) a combination of (i) and/or (ii). The value of any Stock delivered or withheld as payment in respect of withholding tax requirements shall be determined by reference to the Fair Market Value of such Stock as of the date of such withholding or delivery. In the event that Withholding Taxes are satisfied by withholding a portion of the Stock otherwise deliverable upon vesting to the Participant pursuant to this Agreement, the Corporation shall not withhold any Stock in excess of the minimum number of shares of Stock necessary to satisfy the applicable Withholding Taxes.

14. Plan Governs. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

15. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but, subject to the terms and conditions of the Plan and this Agreement, only by a written instrument executed by the parties hereto.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

18. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

19. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Performance Shares. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

20. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

21. Data Privacy Consent. As a condition of the grant of the Performance Shares, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its Subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its Subsidiaries, and details of all restricted units or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired under the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

22. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Performance Shares contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time; (b) the grant of Performance Shares is a one-time benefit that does not create any contractual or other right to receive future grants of performance shares, or benefits in lieu of performance shares; (c) all determinations with respect to future grants of performance shares, if any, including the grant date, the number of shares of Stock granted and the restricted period, will be at the sole discretion of the Corporation; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Performance Shares is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of performance shares are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (g) the future value of the Stock is unknown and cannot be predicted with certainty. In addition, except for the rights and benefits expressly provided herein, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to the Performance Shares in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

23. Award Administrator. The Corporation may from time to time to designate a third party (an “Award Administrator”) to assist the Corporation in the implementation, administration and management of the Plan and any Performance Shares granted thereunder, including by sending Award Letters on behalf of the Corporation to Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.

24. Acceptance. This Agreement shall not be enforceable until it has been executed by the Participant. In the event the Corporation has designated an Award Administrator, the acceptance (including through electronic means) of the Performance Shares Award contemplated by this Agreement in accordance with the procedures established from time to time by the Award Administrator shall be deemed to constitute the Participant’s acknowledgment and agreement to the terms and conditions of this Agreement and shall have the same legal effect in all respects of the Participant having executed this Agreement by hand.

By:	ENGILITY HOLDINGS, INC.

Anthony Smeraglinolo
President and Chief Executive Officer

Thomas O. Miiller
Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed
as of the date first written above:

Participant ES

Participant Signature

[Signature page to Engility Holdings, Inc. 2012 Long Term Performance Plan

Performance Share Award Agreement]

Exhibit A

Engility Holdings, Inc.

2013 Performance Share Award Performance Targets

1. Target Shares. The target number of Performance Shares for the Participant is [            ].

2. Maximum Shares. The maximum number of Performance Shares for the Participant is [            ].

3. Performance Period. The “Performance Period” for this Award shall begin on January 1, 2013 and end on December 31, 2015.

4. Performance Goals. The “Performance Goals” for this Award are (A) the Corporation’s relative compounded annual revenue growth for the Performance Period ranked against that of the companies that comprise the Corporation Peer Group, and (B) the total shareholder return of the Corporation for the Performance Period ranked against the total shareholder return of companies that are included in the Corporation Peer Group, in each case, for the Performance Period as further described below.

5. Definitions. For purposes of this Exhibit A, the following terms have the following meanings:

“Revenue CAGR” means a single, three year compounded annual growth rate of revenue, as defined by the Performance Period, where revenue is based on GAAP, as reported on the Corporation’s Annual Reports on Form 10-K for the applicable years. In evaluating the Corporation’s Revenue CAGR versus peer group companies’ CAGR performance over the Performance Period, the Committee shall adjust the Corporation’s and peer group companies’ GAAP reported revenue for extraordinary items (within the meaning of GAAP) and any effects related to a change in tax or accounting principles, as applicable. The Committee shall determine the Revenue CAGR of each member of the Corporation Peer Group by reference to its financial statements as filed with the SEC for the most recent twelve fiscal quarters ending with or prior to the end of the Performance Period.

“Corporation Peer Group” means the following companies: [LIST OF COMPANY PEERS]. Companies who become no longer publicly traded at any time during the Performance Period (including by reason of being acquired by another public company) shall be eliminated from the Corporation Peer Group ab initio for the entirety of the Performance Period. Companies that become bankrupt during the Performance Period will be assigned the lowest rank in the percentiles.

“TSR Rank” means the aggregate total shareholder return on Stock over the Performance Period, ranked against the total shareholder return over the same three year period for each of the companies that comprise the Corporation Peer Group. Total shareholder return will be calculated using a beginning price equal to the trading volume weighted average price over the period beginning thirty (30) calendar days prior to the start of the Performance Period and ending the calendar day before the start of the Performance Period, and an ending price equal to the trading volume weighted average price over the period beginning thirty (30) calendar days prior to the end of the Performance Period and ending with the end of the Performance Period, and accounting for immediate reinvestment (as of the ex-dividend date) of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) over this period. Following the Performance Period, the total shareholder return shall be computed for the Corporation and each company in the Corporation Peer Group and each of such companies shall be ranked in accordance with this metric. The Schedule in paragraph 4 below refers to percentiles of this TSR Rank.

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6. Percentage of Performance Shares Earned. Following the end of the Performance Period, the Committee will determine the extent to which Performance Shares have become earned according to the sum of the results of the following two schedules:

(A)	Revenue CAGR Performance Shares. The number of Target Shares subject to the Revenue CAGR Performance Goal is one half of the Target Shares. The percentage of such Performance Shares that will vest with Revenue CAGR performance is as follows:

3 Year Revenue CAGR	Percentage of Revenue CAGR Target Performance Shares Earned
75th Percentile or above	200%

50th Percentile	100%

25th Percentile	50%

Below 25th Percentile	0%

(B)	TSR Performance Shares. The number of Target Shares subject to the TSR Performance Goal is one half of the Target Shares. The percentage of such Performance Shares that will vest with TSR performance is as follows:

TSR Rank	Percentage of TSR Target Performance Shares Earned
75th Percentile or above	200%

50th Percentile	100%

25th Percentile	50%

Below 25th Percentile[1]	0%

[1]	Notwithstanding anything in the Revenue CAGR Schedule, if the Corporation’s TSR is in the bottom quartile of the Corporation Peer Group, none of the Performance Shares shall vest.

Thus, up to 200% of the Target Shares may be earned if maximum performance is achieved for both Performance Goals, and, therefore, the actual number of shares of Restricted Stock that shall be granted and outstanding (pending resolution of the performance goals and vesting provided herein) as of the Grant Date shall be the Maximum Shares. Vesting related to performance between the percentiles listed above will be determined by straight line interpolation. Any Performance Shares not earned and vested as provided above on the applicable determination date shall be forfeited. Beginning on the date the Restricted Period ends pursuant to Section 3 of this Agreement, and ending on the date the Performance Shares are released to the Participant as unrestricted Stock in accordance with Section 4 of this Agreement, the Committee shall have the discretion to substitute a cash payment for any portion of the Performance Shares as determined by the Committee. Such cash payment shall be equal to the product of (1) the number of Performance Shares that the Committee has determined to be substituted for, and (2) the Fair Market Value of the Corporation’s Stock on the date the cash payment is made, net of any applicable withholding amounts.

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